EXHIBIT (k)
                        Legal Opinion of Robert G. Lange

                                [Ameritas Life Insurance Corp. of New York Logo]




April 20, 2012



Ameritas Life Insurance Corp. of New York
1350 Broadway, Suite 2201
New York, NY 10018


Gentlemen:

With reference to Post-Effective Amendment No. 6 to Registration Statement No. 333-39110 on Form N-6, filed by Ameritas Life Insurance Corp. of New York and Ameritas Life of NY Separate Account VUL with the Securities and Exchange Commission covering flexible premium life insurance policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

     1. Ameritas Life Insurance Corp. of New York is duly organized and validly existing under the laws of the State of New York and has been duly authorized by the New York State Department of Financial Services to issue variable life policies.

     2. Ameritas Life of NY Separate Account VUL is a duly authorized and existing separate account established pursuant to the provisions of
          Section 4240 of the Insurance Statutes of the State of New York.

     3. The flexible premium variable life policies, subject of said Form N-6 Registration Statement, constitute legal, validly issued and binding obligations of Ameritas Life Insurance Corp. of New York.

I hereby consent to the filing of this opinion as an exhibit to said Amendment No. 6 to the Registration Statement on Form N-6.


Sincerely,

/s/ Robert G. Lange

Robert G. Lange
Director, Vice President, General Counsel & Secretary